EXHIBIT 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Idaho Strategic Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry forward Initial Effective	Filing Fee Previously Paid in Connection with Unsold
Fees to be paid	Equity	Common Stock, having no par value(2)	Rule 457(r)	(1)
Fees to be paid	Debt	Debt Securities(3)	Rule 457(r)	(1)
Fees to be paid	Other	Warrants(4)	Rule 457(r)	(1)
Fees to be paid	Other	Rights(5)	Rule 457(r)	(1)
Fees to be paid	Other	Units(6)	Rule 457(r)	(1)
Fees to be paid	Equity	Common Stock, having no par value	Rule 457(o)	$45,000,000(2)		$45,000,000	0.0001381	$6,214.50
Carry Forward Securities
Carry Forward Securities
Total Offering Amount/Registration Fee Total Fees Previously Paid Total Fee Offsets Net Fee Due						$45,000,000		$6,214.50

								$6,214.50

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Idaho Strategic Resources, Inc. (the “Company”) is deferring payment of all of the registration fees. Registration fees will be paid subsequently on a “pay as you go” basis. The Company will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. The amount to be registered consists of an indeterminate amount of the securities of each identified class as may from time to time be offered at indeterminate prices. This registration statement also covers an indeterminate amount of the identified classes of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities of the registrant. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

(2)

In accordance with Rule 457(o), the registrant is paying fees in connection with the $45,000,000 of the registrant’s common stock that may be issued and sold from time to time under the Sales Agreement.

(3)	Shares of common stock may be issuable upon conversion of debt securities registered hereunder. No separate consideration will be received for such common stock
(4)

Warrants will represent rights to purchase debt securities or common stock registered hereby. Because the warrants will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(5)

Including such currently indeterminate number of rights, including share purchase or subscription rights, as may be issued from time to time at currently indeterminate prices. Because the rights will provide a right only to purchase such securities offered hereunder, no additional registration fee is required.

(6)

Including such currently indeterminate number of units as may be issued from time to time at currently indeterminate prices. Each unit will represent an interest in two or more securities registered hereby, which may or may not be separable from one another.